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                                                                    EXHIBIT 99.1

MORRISON KNUDSEN CORPORATION
                                                                    NEWS RELEASE
Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho 83729
Web Site:  www.mk.com                          For Further Information Contact:
                                                        Corporate Communications
                                                           Phone: (208) 386-5255
FOR RELEASE:


                                    July 29, 1997

                TWO FINANCIAL EXECUTIVES PROMOTED BY MORRISON KNUDSEN

    BOISE - Morrison Knudsen Corporation's Board of Directors has elected two financial executives -- Douglas L. Brigham and Frank S. Finlayson -- to new positions, according to an announcement today by Anthony S. Cleberg, MK executive vice president and chief financial officer.
    Brigham, formerly vice president and treasurer, has been elected vice president and corporate controller; and Finlayson, previously vice president of project finance, has been elected vice president and corporate treasurer.
    "These promotions will enhance MK's ability to strengthen our financial disciplines and systems and align financial objectives to create shareholder value," said Cleberg.
    Brigham joined MK in 1987 and has had responsibilities for corporate finance and investor relations. He was promoted to treasurer in 1993 and elected a vice president in 1994. He graduated from Albertson College of Idaho with a business administration degree and earned an MBA from Boise State University.
    Finlayson, a 13-year MK veteran, was promoted to vice president of project finance in 1996. He earlier served as vice president of project development and finance in the company's Heavy Civil Construction Group. Finlayson earned a degree in finance from Boise State University. Both Brigham and Finlayson are officers of the corporation.
    Cleberg also announced that Reed Brimhall, formerly vice president and controller of Scientech, Inc. will join the company as vice president of government accounting and audit. Brimhall has also held executive and management positions with the Stanford University Medical School and with the accounting firm, Deloitte & Touche. In addition, James E. McCallum has been named vice president of finance and administration for the company's Heavy Civil Construction Group; Tom D. Huset has been named director of finance and administration for the company's Mining Group; and Roger K. Widner named as director of Corporate Information Systems.
    In a separate announcement, Stephen G. Hanks, MK executive vice president and chief legal officer, said John F. Roberts has been appointed director of Corporate Administration. In addition to managing the company's administrative functions, he also oversees the Corporate Communications and Public Relations Department and is the principal media contact for matters regarding MK.
    Morrison Knudsen Corporation (MK-NYSE) has 8,500 employees at work in 33 countries, serving the environmental, heavy civil construction, industrial, mining, operations & maintenance, power, process, and transportation markets as an engineer and constructor.

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